SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): July 29, 2002

                                United Pan-Europe
                               Communications N.V.
             (Exact name of registrant as specified in its charter)

                                 The Netherlands
                 (State or Other Jurisdiction of Incorporation)

                                    000-25365
                            (Commission File Number)

                                   98-0191997
                     (I.R.S. Employer Identification Number)

                                Boeing Avenue 53
                             1119 PE, Schiphol Rijk
                                 The Netherlands
              (Address and zip code of principal executive offices)

                                (31) 20-778-9840
              (Registrant's telephone number, including area code)

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Item 5.  Other Events

On July 29, 2002, United Pan-Europe Communications N.V. (the "Company") issued a press release announcing that, further to the announcement made by UnitedGlobalCom ("UGC") on July 24, 2002, regarding the Agreement in Principle reached between UGC and the Bondholder Committee regarding the plan for the recapitalisation of the Company, the bank lenders and UGC have extended until September 12, 2002 the waivers of the defaults arising as a result of the Company's decision not to make interest payments under its outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010, 11 1/2% Senior Notes due 2010, 10 7/8% Senior Notes due 2007 and 11 1/4% Senior Notes due 2009. The terms of the waivers remain unchanged from those announced on March 4, 2002.

On July 29, 2002, the Company also confirmed that, as part of its balance sheet restructuring, it does not intend to make the interest payment of EUR 124 million due on August 1, 2002 on its outstanding 10 7/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2010 and 11 1/2% Senior Notes due 2010. The non-payment of interest on these senior notes will be covered by the default waivers announced above. Withholding these interest payments is not expected to affect the normal course of business for UPC's operating companies.

The full text of the press release is attached as Exhibit 99.1 hereto.



Item 7.    Exhibits

         Exhibit Number    Description

         99.1              Press Release dated July 29, 2002.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                        By: /s/ ANTON A.M. TUIJTEN
                                           ----------------------------------
                                        Name:  Anton A.M. Tuijten
                                        Title: Member of the Board of Management
                                        and General Counsel


Dated: July 30, 2002